Exhibit 99.1

Sergey Aleksandrovich Solonin
as the Borrower

and
Credit Suisse AG
as the Original Lender

USD 20,000,000 FACILITY AGREEMENT

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34.	GOVERNING LAW	39
35.	ENFORCEMENT	39
SCHEDULE 1 CONDITIONS PRECEDENT		42
SCHEDULE 2 UTILISATION REQUEST		45

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THIS AGREEMENT is dated as of 11 April 2018 and made between:
SERGEY ALEKSANDROVICH SOLONIN, a citizen of the Russian Federation, 142290, Moscow region, Pushchino, mkr «AB», 24 apt. 228, Russian Federation, passport no. 75 4343051, as borrower (the Borrower); and
CREDIT SUISSE AG, Paradeplatz 8, 8001 Zurich, Switzerland, as original lender (the Original Lender).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
180-Day ADTV means, on any day, the average daily Trading Volume of the Reference Shares on the Relevant Exchange, calculated by the Lender in respect of the period of the immediately preceding 180 Exchange Business Days.
Additional Collateral means any Eligible Collateral provided by the Borrower to the Lender after the date of this Agreement (for the avoidance of doubt, excluding any Initial Collateral).
ADR Conversion Procedure Documents means (a) the class A transfer and conversion letter agreement dated on or around the date hereof and entered into between the Original Lender, the Borrower and the Issuer relating to the conversion of the Shares serving as Initial Collateral into class B shares of the Issuer and (b) the letter agreement dated on or around the date hereof and entered into between the Original Lender, the Issuer and the Depositary relating to the acceptance by the Depositary of a deposit of the Shares following conversion.
Agreement means this margin loan facility agreement with all its Schedules, annexes and exhibits.
Availability Period means the period from and including the date of this Agreement to and including the date falling five Business Days after the date of this Agreement.
Bankruptcy Law means the Federal Law of the Russian Federation No.127-FZ dated 26 October 2002 "On insolvency (bankruptcy)".
Borrower Pledge Agreement means the Cyprus law governed pledge and charge over shares agreement to be entered into between the Borrower, as chargor, and the Lender, as chargee, on or around the date of this Agreement in order to provide the Initial Collateral for the benefit of the Lender.
Break Costs means the amount (if any) determined by the Lender in accordance with the following formula:
where:
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"Facility Amount" means the outstanding principal amount of the Loan;
"Rate" means the interest rate per annum applicable to a deposit with a leading bank in an amount equal to the Facility Amount and a period equal to "t"; and
"t" means the period from and including the date of receipt or recovery of all or any part of the Loan or Unpaid Sum to and including the last day of the current Interest Period in respect of the Loan or Unpaid Sum.
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Zurich, Switzerland, and New York (NY), United States of America.
Cash Collateral Proceeds means any Collateral Proceeds received in the form of a cash payment.
Change of Conversion Ratio Event means a change of the ratio for the conversion of class B shares of the Issuer into Reference Securities (which is 1 to 1 as of the date of this Agreement).
Code means the US Internal Revenue Code of 1986.
Collateral means all collateral pledged or assigned and subject to a Security in favour of the Lender under the Security Documents.
Collateral Account Pledge Agreement means the Swiss law governed collateral account pledge agreement to be entered into between the Borrower, as pledgor, and the Lender, as pledgee, on or around the date of this Agreement in order to provide the Additional Collateral for the benefit of the Lender.
Collateral Proceeds means any dividend or other payment, distribution, rights, money or property accruing on or in respect of the Share Collateral or offered at any time in relation to the Share Collateral (by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise), to the extent actually received (or received in "manufactured" form) in respect of the Share Collateral (in each case net of any applicable withholding tax and of any other fees and costs).
Commitment means USD 20,000,000 to the extent not cancelled or reduced under this Agreement.
Credit Assessment means the credit assessment in connection with this Agreement, in particular the assessment of the credit worthiness and the borrowing capacity of the Borrower.
De-listing Event means the occurrence of any or all of the following events:
(a)	any of the Reference Securities are de-listed by the Relevant Exchange;
(b)	an application is made to de-list any of the Reference Securities from the Relevant Exchange; or
(c)	the Relevant Exchange, any regulator or any other party publishes an official announcement of the planned de-listing of any of the Reference Securities from the Relevant Exchange.
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Default means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
Deleveraging Event means that on any day during the life of the Facility, the Market Reference Price is less than 75% of the Market Reference Price on the date of this Agreement.
Depositary means The Bank of New York Mellon.
Disrupted Day means any Exchange Business Day on which:
(a)	the Relevant Exchange of the Reference Securities does not open for trading during its regular trading session;
(b)	the Relevant Exchange of the Reference Securities closes prior to its scheduled closing time; or
(c)
any other event occurs on the Relevant Exchange which disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for the Reference Securities on the Relevant Exchange,

provided that any Exchange Business Day on which any of the events set forth in paragraphs (a) to (c) above occurs, shall, for all purposes of this Agreement other than for the determination whether an Early Prepayment Event according to paragraph (a)(vi) of Clause 7.2 (Early prepayment upon request) has occurred, not qualify as a Disrupted Day if the relevant disruption has solely been caused by a technical error on the part of the Relevant Exchange.
DTC means The Depositary Trust Company, a New York Corporation, or its successor.
Early Prepayment Event has the meaning given to that term in Clause 7.2 (Early prepayment upon request).
Eligible Collateral means:
(a)	cash denominated in dollars; and
(b)
additional Collateral acceptable in terms of nature, value and liquidity to the Lender, such acceptability to be determined by the Lender in its absolute discretion (applying such lending value(s) as it may think fit from time to time in its sole discretion).

Event of Default means any event or circumstance specified as such in Clause 22 (Events of Default).
Exchange Business Day means any day on which the Relevant Exchange is scheduled to be open for trading during its regular trading session.
Existing Lender has the meaning given to that term in Clause 23.1 (Assignments and transfers by the Lender).
Facility means the margin loan facility made available under this Agreement as described in Clause 2 (The Facility).
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FATCA means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
Finance Document means this Agreement, any Security Document, the General Conditions of the Lender, the Safe Custody Regulations of the Lender, any transfer certificate, any amendment, restatement or waiver relating to any of these documents (including any waiver granted by the Lender), the ADR Conversion Procedure Documents and any other document designated as such by the Lender and the Borrower.
General Conditions of the Lender means the Lender's standard account opening terms and conditions, as amended and/or supplemented from time to time.
Initial Collateral means 4,500,000 Shares or securities to which they may be converted, to be pledged and charged by the Borrower to the Lender under the Borrower Pledge Agreement.
Insolvency Event means that the Issuer:
(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is not dismissed, discharged, stayed or restrained in each case within 21 days of the institution or presentation thereof, or results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation;

(e)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
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(f)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, examiner, trustee, custodian or other similar official for it or for all or substantially all its assets;

(g)	has a secured party take possession of all or substantially all its assets; or
(h)	causes or is subject to any event with respect to it, which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (g) above.
Interest Period means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
Issuer means Qiwi plc, a company incorporated under the laws of the Republic of Cyprus, registered under number 193010, with its registered office at Kennedy 12, Kennedy Business Centre, 2nd floor, P.C. 1087, Nicosia, Cyprus.
Lender means:
(a)	the Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 23.1 (Assignments and transfers by the Lender), which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
LIBOR means, in relation to the Loan:
(a)	the applicable Screen Rate as of 11:00 a.m. (London time) on the Quotation Day for dollars and for a period equal in length to the Interest Period of the Loan; or
(b)
if no Screen Rate is available for LIBOR for the Interest Period of the Loan or if LIBOR is generally abandoned, the internal reference rate of the Lender in relation to dollars for such Interest Period;

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of the loan.
LTV Initial Level means 25%, subject to an adjustment in accordance with paragraph (a) of Clause 20.2 (Occurrence of a Deleveraging Event) or Clause 20.3 (Occurrence of a Change of Conversion Ratio Event).
LTV Ratio means, on any given date, the ratio (expressed as a percentage), calculated by the Lender on such date, of:
(a)
the outstanding principal amount of the Loan plus any other amounts owed by the Borrower to the Lender at such time under any Finance Document (including, for the avoidance of doubt, accrued interest, and any amounts owed by the Borrower to the Lender pursuant to Clause 16 (Costs and expenses)) minus the value of Additional Collateral (such value determined by the Lender in its sole discretion,

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subject to applicable haircuts in accordance with Lender's internal credit policies from time to time); and
(b)	the Market Reference Price on such date multiplied by the number of Shares serving as Initial Collateral.
LTV Top-up Level means 28%, subject to an adjustment in accordance with paragraph (a) of Clause 20.2 (Occurrence of a Deleveraging Event) or Clause 20.3 (Occurrence of a Change of Conversion Ratio Event).
Make Whole Amount has the meaning ascribed to it in Clause 11.2 (Make Whole Amount).
Margin means 4.00% per annum.
Margin Call means a request for Additional Collateral issued by the Lender to the Borrower pursuant to Clause 20.1 (Top up).
Market Reference Price means in relation to the Reference Securities:
(a)
on any Exchange Business Day that is not a Disrupted Day, the relevant closing price for one Reference Security on the Relevant Exchange as published on the relevant Bloomberg page or by such other reputable information provider or broker selected by the Lender (acting reasonably); or

(b)	on any day that is a Disrupted Day, the lower of;
(i)	the official closing price on such day (if any such price is quoted); and
(ii)	80% of the Market Reference Price in respect of the preceding Exchange Business Day.
Material Adverse Effect means any effect which the Lender, acting reasonably, considers materially adverse to:
(a)	the business, properties, assets or (financial) condition of the Borrower or the ability of the Borrower to perform any of its obligations under the Finance Documents; or
(b)
the validity or realisation of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any Security Document or any right or remedy of the Lender in respect of the Finance Documents.

Nationalisation Event means that:
(a)	all or substantially all of the Shares or Reference Securities, or all or substantially all of the assets of the Issuer are:
(i)
nationalised, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof (including, without limitation, any entity or person which is de facto controlled by any of the foregoing);

(ii)
subject to any other action by any governmental agency, authority, entity or instrumentality thereof which directly or indirectly deprives the relevant holders of such Shares or Reference Securities or the Issuer of the relevant Shares, Reference Securities or assets, as the case may be; or

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(b)
the authority or ability of any person to deal in, or transact in, the Shares or Reference Securities or all or substantially all of the assets of the Issuer is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person.

New Lender has the meaning given to that term in Clause 23.1 (Assignments and transfers by the Lender).
Party means a party to this Agreement.
Process Agent has the meaning ascribed to it in Clause 35.2 (Service of process).
Quotation Day means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the relevant interbank market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the Quotation Day will be the last of those days).
Reference Securities means the American depositary receipts of the Issuer representing the class B shares of the Issuer listed on the Relevant Exchange (ISIN: US74735M1080; Bloomberg Ticker: QIWI US Equity).
Relevant Exchange means for the Reference Securities or any other security (or any derivative thereof) forming part of the Collateral, as the case may be, at any time during the term of this Agreement, the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security as determined by the Lender in its reasonable discretion. As of the date of this Agreement, the "Relevant Exchange" for the Reference Securities is the Nasdaq Stock Market.
Restricted Entity means a person or entity which is:
(a)
located, domiciled, resident, incorporated in (i) certain countries which are subject to restrictions and/or trade embargoes imposed by the United Nations, the U.S.' Office of Foreign Asset Control ("OFAC"), the European Union, the State Secretariat for Economic Affairs ("SECO") of Switzerland, the Swiss Federal Directorate of International Law (Direktion für Völkerrecht), HM Treasury and the Foreign and Commonwealth Office of the United Kingdom, the Monetary Authority of Singapore ("MAS") or the Hong Kong Monetary Authority ("HKMA") (as amended from time to time), and (ii) a country as specified by the Lender, currently being Cuba, Iran, Region of Crimea, North Korea, Sudan and Syria; or

(b)	the government of a country which is subject to restrictions and/or trade embargoes; or
(c)
subject to restrictions imposed by the United Nations, the U.S.' Office of Foreign Asset Control ("OFAC") (including the Specially Designated Nationals and Blocked Persons ("SDN") List), the European Union, the State Secretariat for Economic Affairs ("SECO") of Switzerland, the Swiss Federal Directorate of International Law (Direktion für Völkerrecht), HM Treasury and the Foreign and Commonwealth Office of the United Kingdom, the Monetary Authority of Singapore ("MAS") or the Hong Kong Monetary Authority ("HKMA") (as amended from time to time); or

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(d)	owned or controlled by persons or entities referred to in paragraphs (a) to (c) above.
Russian Insolvency Proceedings means, in respect of an individual who is a resident of the Russian Federation or an individual who is registered as an individual entrepreneur in the Russian Federation, any of the following:
(a)
the presentation or filing of a petition in respect of it in any authorised court or arbitrazh court (or any other agency authorised to accept and consider the same) alleging its bankruptcy, insolvency or the initiation of any analogous proceeding;

(b)
debt readjustment (restructurizatcia dolgov), realization of the property (realizatcia imushestva), settlement agreement (mirovoe soglashenie), and/or the appointment of a financial manager (finansoviy upravlyaushchiy) or similar officer of it; or

(c)
the convening or announcement of an intention to convene a meeting of its creditors for the purposes of considering an amicable settlement (mirovoye soglasheniye), as the same is envisaged by, and defined in, the Bankruptcy Law.

Safe Custody Regulations of the Lender means the Lender's standard terms and conditions governing the provision of custodial services by the Lender to its clients, as amended and/or supplemented from time to time.
Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed on page  LR [Go] of the Bloomberg screen (or any replacement Bloomberg page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page is replaced or service ceases to be available, the Lender may specify another page or service displaying the relevant rate.
Securities Act means the Securities Act of 1933, as amended from time to time, and any successor statute.
Security means a mortgage, charge, pledge, lien, land charge, assignment or transfer for security purposes, retention of title arrangement, guarantee, suretyship or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Documents means the Borrower Pledge Agreement, the Collateral Account Pledge Agreement and any other document which grants a Security to secure any obligation of the Borrower to the Lender under the Finance Documents from time to time.
Share Collateral means the Shares and/or other securities pledged by the Borrower in favour of the Lender under the Borrower Pledge Agreement from time to time.
Shares means class A shares of the Issuer.
Successor Process Agent has the meaning ascribed to it in Clause 35.2 (Service of process).
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Tax Credit means a credit against relief or remission for, or repayment or refund of, any Tax.
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Tax Deduction means a deduction or withholding for, or on account of, Tax from a payment under a Finance Document, other than a FATCA Deduction.
Tax Payment means either the increase in a payment made by the Borrower to the Lender under Clause 12.1 (Tax gross-up) or a payment under Clause 12.2 (Tax indemnity).
Termination Date means the date falling 12 months after the date of this Agreement.
Trading Volume means, in respect of any Exchange Business Day, the market value of the Reference Shares traded on the Relevant Exchange on that Exchange Business Day, as shown on Bloomberg page QIWI US Equity -> HP in the column "Value Traded".
Transfer Restrictions means any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such property or item of collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of collateral itself or in any document related thereto, including (i) any requirement that any sale, assignment or transfer or enforcement of such property or item of collateral be subject to any volume limitations, limitations to address tax matters, or be consented to or approved by any person, including the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such property or item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to the issuer of, any other obligor on or any registrar or transfer agent for, such property or item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such property or item of collateral, (iv) any registration or qualification requirement or prospectus delivery requirement for such property or item of collateral pursuant to any federal, state or foreign securities law (including any such requirement arising under the Securities Act) and (v) any legend or other notification appearing on any certificate or book-entry notation representing such property to the effect that any such condition or restriction exists; except that the required delivery of any assignment, instruction or entitlement order from the Borrower or any pledgor, assignor or transferor of such property or item of collateral, together with any evidence of the corporate or other authority of such Person, shall not constitute such a condition or restriction.
Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents.
US means the United States of America.
Utilisation means a utilisation of the Facility.
Utilisation Date means the date of a Utilisation, being the date on which the Loan is to be made.
Utilisation Request means a notice substantially in the form set out in Schedule 2 (Requests).
VAT means value added tax and any other Tax of a similar nature.
1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
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(i)
any Lender, the Borrower or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and obligations under the Finance Documents;

(ii)	assets includes present and future properties, revenues and rights of every description;
(iii)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iv)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)
a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vi)
a regulation includes any regulation, rule, treaty, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and
(viii)	a time of day is a reference to Zurich time.
(b)	Unless the context requires otherwise, definitions in singular shall include the plural and vice versa.
(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.
1.3	Currency definitions
USD and dollars denote the lawful currency of the United States of America.
2.	THE FACILITY
Subject to the terms of this Agreement, the Lender makes available to the Borrower a secured margin loan facility in an aggregate amount equal to the Commitment.
3.	PURPOSE
3.1	Purpose
The Borrower shall apply all amounts borrowed by it under the Facility as follows:
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(a)	an amount of USD 8,500,000, to finance the acquisition of 495,423 Shares held by Mr. Kirill Vladimirovich Evdakov; and
(b)	the difference between the Commitment and the amount set forth in paragraph (a) above, for his general business purposes.
3.2	Monitoring
The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.	CONDITIONS OF UTILISATION
4.1	General conditions precedent
The Borrower may not deliver a Utilisation Request unless, and the Lender will only be obliged to make the Loan available if, the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in each case in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.
4.2	Further conditions precedent
Subject to Clause 4.1 (General conditions precedent), the Lender will only be obliged to make the Loan available if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the proposed Loan;
(b)	those representations to be made by the Borrower on such dates in accordance with Clause 18 (Representations) are true in all material respects; and
(c)	it is established that immediately following the drawdown of the Loan in accordance with the Utilisation Request, the LTV Ratio is equal to or lower than the LTV Initial Level.
4.3	Maximum number of Utilisations
The Facility may only be drawn once by delivery to the Lender of a Utilisation Request during the Availability Period.
5.	UTILISATION
5.1	Delivery of a Utilisation Request
Subject to Clause 4.3 (Maximum number of Utilisations), the Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than two Business Days before the proposed Utilisation.
5.2	Completion of a Utilisation Request
The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
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(a)	the proposed Utilisation Date is a Business Day within the Availability Period;
(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(c)	the proposed Interest Period complies with Clause 9 (Interest Periods).
5.3	Currency and amount
(a)	The currency specified in the Utilisation Request must be USD.
(b)	The amount of the proposed Loan must not exceed the total Facility amount.
5.4	Cancellation of Commitment
The portion of the Commitment which, at that time, is unutilised shall be immediately cancelled at the end of the Availability Period.
6.	REPAYMENT
6.1	Repayment of the Loan
The Loan together with accrued interest and all other amounts accrued under the Finance Documents thereon shall be repaid in full not later than on the Termination Date.
6.2	Reborrowing
The Borrower may not reborrow any part of the Facility which is repaid.
7.	PREPAYMENT AND CANCELLATION
7.1	Illegality
If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan or it becomes unlawful for any affiliate of the Lender for the Lender to do so:
(a)	upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and
(b)
the Borrower shall repay the Loan (together with all interest, costs and other amounts accrued under the Finance Documents thereon) on the last day of the respective Interest Period during which the Lender has notified the Borrower or, if earlier, the date specified by the Lender (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled in full.

7.2	Early prepayment upon request
(a)	The Lender may, at its own discretion, request the Borrower to make an early prepayment of the Loan if:
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(i)
the Security over the Collateral is no longer valid, (directly or indirectly) no longer effective, or no longer first ranking or is challenged or any part of the Collateral becomes unrealisable or any other circumstance occurs which in the sole opinion of the Lender has a negative impact on any part of the Collateral;

(ii)	in the opinion of the Lender any event with respect to the Borrower or the Issuer occurs which may have a material reputational risk for the Lender;
(iii)	the Market Reference Price on any Exchange Business Day during the life of the Facility falls below 50.00% of the Market Reference Price on the date of this Agreement;
(iv)	on any Exchange Business Day, the 180-Day ADTV is equal to or below USD 4,600,000;
(v)	the Reference Securities are suspended from trading on the Relevant Exchange for at least three consecutive Exchange Business Days;
(vi)	on seven consecutive Exchange Business Days a Disrupted Day occurs with respect to the Relevant Exchange the Reference Securities are traded on;
(vii)
the Relevant Exchange, the Issuer or any third party announces (A) a consolidation or amalgamation of the Issuer with, or a merger of the Issuer with or into, or a transfer by the Issuer of all or substantially all its assets to, another entity, (B) a voluntary or mandatory takeover bid on the Shares/Reference Securities or (C) any other event that, in the opinion of the Lender, has a similar effect;

(viii)	a De-Listing Event, an Insolvency Event or a Nationalisation Event occurs;
(ix)	the Issuer or the Depositary breaches, terminates, repudiates or purports to terminate any of the ADR Conversion Procedure Documents;
(x)
the Lender determines that the Lender could not receive the number of Reference Securities equal to the corresponding number of Shares constituting the Collateral within five Business Days of conversion of the related Shares, free of Transfer Restrictions, registered in the name of DTC or its nominee, maintained in the form of book entries on the books of DTC with an unrestricted CUSIP number, and allowed to be settled through DTC's regular book-entry settlement services;

(xi)	the Issuer for any reason has failed to comply with the information requirements of Rule 144(c)(1)(i) under the Securities Act;
(xii)	any of the events set out in Clause 22.4 (Cross default) occurs;
(xiii)	the Lender receives a request for international legal assistance from any government (Rechtshilfebegehren) relating to the Borrower;
(xiv)	any audit letter relating to any financial statements of the Issuer contains significant material reservations.
(b)	If one or several events occur which gives the Lender the right to request an early prepayment pursuant to paragraph (a) of this Clause 7.2, then:
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(i)	the Borrower shall promptly notify the Lender upon becoming aware of that event; and
(ii)
the Lender may cancel the Commitment or any part of it and declare the Loan (to the extent it exceeds the amount of the reduced Commitment) together with accrued interest and Break Costs and the Make Whole Amount (to the extent applicable), and all other amounts accrued under the Finance Documents thereon, due and payable within three Business Days following such declaration, whereupon the Commitment will be cancelled and all such outstanding amounts will become due and payable within three Business Days following such declaration.

7.3	Voluntary prepayment of the Loan
The Borrower may, if he gives the Lender not less than five Business Days' (or such shorter period as the Lender may request) prior notice, subject to Break Costs and the Make Whole Amount, prepay the Loan (in whole, but not in part).
7.4	Restrictions
(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and the Make Whole Amount (to the extent applicable), without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.
(d)	The Borrower shall not repay or prepay the Loan or any part of it or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.
(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.
(f)	If the Loan or any part of it is repaid or prepaid, an amount of the Commitment will be deemed to be cancelled on the date of repayment or prepayment.
8.	INTEREST
8.1	Calculation of interest
The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and
(b)	LIBOR.
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8.2	Payment of interest
The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period. The Lender may debit the interest under the Loan to the account of the Borrower held with the Lender, in accordance with the Lender's customary practice on the last day of each Interest Period.
8.3	Default interest
If the Borrower fails to pay any amount payable by him under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 2.00% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing on such overdue amount shall be immediately payable by the Borrower on demand by the Lender.
8.4	Information about rates of interest
The Lender has no obligation to inform the Borrower about a change of LIBOR.
8.5	Minimum interest
(a)
By entering into this Agreement, the Borrower and the Lender have assumed that the interest payable at the rates specified in this Agreement is not and will not be subject to any Tax Deduction. Nevertheless, if a Tax Deduction is required by law to be made by the Borrower in respect of any interest payable by him under the Loan and should it be unlawful for the Borrower to comply with Clause 12.1 (Tax gross-up) for any reason (where this would otherwise be required by the terms of that Clause), and if the gross-up is effectively not paid,

(i)
the applicable interest rate in relation to that interest payment shall be (A) the interest rate which would have applied to that interest payment as provided for otherwise in this Clause 8.5 in the absence of this Clause 8.5, divided by (B) 1 minus the rate at which the relevant Tax Deduction is required to be made (where the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of 1);

(ii)
(A) the Borrower shall be obliged to pay the relevant interest at the adjusted rate in accordance with this Clause, and (B) the Borrower shall make the Tax Deduction (within the time allowed and in the minimum amount required by law) on the interest so recalculated; and

(iii)	all references to a rate of interest under the Loan shall be construed accordingly.
(b)
To the extent that interest payable by the Borrower under this Agreement becomes subject to a Tax Deduction, the Lender and the Borrower shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for the Borrower to obtain authorisation to make interest payments without them being subject to such Tax Deduction or to reduce the applicable withholding tax rate.

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9.	INTEREST PERIODS
9.1	Selection of Interest Periods
(a)	Subject to Clause 8.3 (Default interest), an Interest Period shall have a duration of three full months.
(b)	An Interest Period for the Loan shall not extend beyond the Termination Date.
(c)	Each Interest Period for the Loan shall start on the Utilisation Date and thereafter on the last day of its preceding Interest Period.
9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
10.	BREAK COST
(a)
The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	The Lender shall, as soon as reasonably practicable, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11.	FEES
11.1	Upfront fee
The Borrower shall pay an upfront fee in the amount of 1.00% of the Commitment upon the Utilisation Date.
11.2	Make Whole Amount
(a)
In respect of any prepayment upon request pursuant to paragraphs (a)(i), (a)(iii), (a)(v), (a)(vii), (a)(viii), (a)(ix), (a)(xi), (a)(xii) and (a)(xiv) of Clause 7.2 (Early prepayment upon request) or a voluntary prepayment of the Loan pursuant to Clause 7.3 (Voluntary prepayment of the Loan), and including following the occurrence of an Event of Default and a declaration of acceleration under Clause 22.13 (Acceleration), the Borrower must pay to the Lender an amount (the Make Whole Amount) equal to the product of:

(i)	the Margin;
(ii)	the principal amount of the prepayment or repayment following acceleration in respect of the Loan; and
(iii)	the number of days from and including the date of such prepayment or repayment following acceleration to the date falling six months after the date of this Agreement,
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provided that if such Make Whole Amount is less than zero, the Make Whole Amount shall be deemed to be zero.
(b)	The Make Whole Amount shall be payable on the date of such prepayment or repayment following acceleration.
12.	TAX GROSS UP AND INDEMNITIES
12.1	Tax gross-up
(a)	The Borrower shall make all payments to be made by him (including interest, principal, interest for late payment and default) without any Tax Deduction, unless a Tax Deduction is required by law.
(b)
The Borrower shall promptly upon becoming aware that he must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to itself.

(c)
If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If the Borrower is required to make a Tax Deduction, he shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority. To the extent that interest payable by the Borrower under this Agreement becomes subject to any Tax Deduction, the Lender and the Borrower shall cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for the Borrower to obtain authorisation to make interest payments without them being subject to a Tax Deduction respectively being subject to the lowest legally possible Tax Deduction.

12.2	Tax indemnity
(a)
The Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on the Lender:
(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
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(B)	under the law of the jurisdiction in which the Lender's office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or
(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.1 (Tax gross-up) or by a recalculation of interest pursuant to Clause 8.5 (Minimum Interest).
(c)	The Lender making, or intending to make a claim under paragraph (a) above shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.
12.3	Tax Credit
(a)	If the Borrower makes a payment pursuant to Clause 8.5 (Minimum Interest), Clause 12.1 (Tax gross-up) or Clause 12.2 (Tax indemnity) (a Tax Payment) and the Lender determines that:
(i)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(ii)
the Lender has obtained and utilised that Tax Credit, the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

(b)
If the Lender makes any payment to the Borrower pursuant to paragraph (a) above and the Lender subsequently determines that such Tax Credit in respect of which such payment was made was not available, has been withdrawn or that it was unable to use such Tax Credit in full, the Borrower shall reimburse the Lender such amount as the Lender determines, in its reasonable discretion, is necessary to place it in the same after Tax position as it would have been in if such Tax Credit had been obtained, fully used and retained by the Lender.

12.4	Stamp taxes (Duties)
The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss, or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
12.5	Value Added Tax (VAT)
Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses (including fees), that Party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.
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12.6	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by the other Party:
(i)	confirm to the other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)
supply to the other Party such forms, documentation and other information relating to its status under FATCA as the other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to the other Party such forms, documentation and other information relating to its status as the other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to the other Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify the other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige the Lender to do anything, and sub-paragraph (iii) of paragraph (a) above shall not oblige the Borrower to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (iii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)
If any withholding certificate, withholding statement, document, authorisation, waiver or information provided to a Party is or becomes materially inaccurate or incomplete, then the relevant submitting Party shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation, waiver or information to the other Party unless it is unlawful for such Party to do so (in which case it shall promptly notify the other Party).

12.7	FATCA Deduction
(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA

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Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the other Party.
13.	INCREASED COSTS
13.1	Increased costs
(a)
The Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from the Facility or on the Lender's (or its affiliate's) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Lender or any of its affiliates to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.
13.2	Increased cost claims
(a)	The Lender intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Borrower of the event giving rise to the claim.
(b)	The Lender shall, as soon as practicable, provide a certificate confirming the amount of its Increased Costs.
14.	OTHER INDEMNITIES
The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:
(a)	investigating any event which it reasonably believes is a Default;
(b)	the occurrence of any Event of Default;
(c)	a failure by the Borrower to pay any amount due under a Finance Document on its due date;
(d)
funding, or making arrangements to fund, the Loan but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

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(e)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;
(f)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(g)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
15.	MITIGATION BY THE LENDER
15.1	Mitigation
(a)
The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another affiliate.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.
15.2	Limitation of liability
(a)	The Borrower shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.
16.	COSTS AND EXPENSES
16.1	Transaction expenses
The Borrower shall promptly on demand pay the Lender the amount of all (pre-agreed and documented) costs and expenses (including legal fees and related taxes) reasonably incurred by the Lender in connection with the negotiation, preparation, printing, translation and execution of:
(a)	this Agreement, the Finance Documents and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement, provided that the costs and expenses payable by the Borrower in connection with paragraph (a) above shall not exceed a total amount of USD 150,000 (plus VAT and disbursements).
16.2	Amendment costs
If the Borrower requests an amendment, waiver or consent, he shall, within three Business Days of demand, reimburse the Lender for the amount of all (pre-agreed and documented) costs and expenses (including legal fees and related taxes)
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reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.
16.3	Enforcement costs
The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document, including, without limitation, any costs and expenses related to the conversion process from Shares into American depositary receipts in an enforcement scenario (whether or not the relevant costs and/or expenses have been caused by the Borrower, the Issuer or any third party).
17.	SECURITY INTERESTS
17.1	Creation of security interests
In order to secure any and all obligations under or in connection with this Agreement and any other Finance Document, the Borrower shall ensure prior to the Utilisation under this Agreement that the following security interests are duly created in favour of the Lender:
(a)	pledge and charge over shares pursuant to the Borrower Pledge Agreement; and
(b)	collateral account pledge pursuant to the Collateral Account Pledge Agreement.
17.2	Scope of security interests
Subject to, and in accordance with, the terms and conditions of this Agreement and the relevant Security Document, the security interests to be granted pursuant to Clause 17.1 (Creation of security interests) shall serve as continuing security interests for any and all present and future, conditional or unconditional claims the Lender may have from time to time against the Borrower arising under or in connection with the Finance Documents, including claims for repayment, interest payments and payments of fees, and for any and all extra-judicial and judicial costs and expenses related thereto.
17.3	Realisation of security interests
The Lender may realise the security interests created pursuant to a Security Document subject to, and in accordance with, the terms and conditions of the relevant Security Document, of this Agreement and any other Finance Document, and the Lender may determine which security interests it will realise, and when, and in which order. The Borrower herewith waives its right of objection pursuant to article 41 of the Swiss Act on Debt Collection and Bankruptcy (Einrede der Betreibung auf Pfandverwertung).
18.	REPRESENTATIONS
The Borrower makes the representations and warranties set out in this Clause 18 to the Lender on the date of this Agreement and, by reference to the facts and
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circumstances then existing, on the date of the Utilisation Request and on the first day of each Interest Period.
18.1	Status
The Borrower:
(a)	is а citizen of the Russian Federation, holder of a Russian passport with number 75 4343051, residing at 142290, Moscow region, Pushchino, mkr «AB», 24 apt. 228;
(b)	has got a notarised consent of his spouse with respect to his entry into each Finance Document to which he is a party;
(c)	has no marriage contract;
(d)	has full legal capacity to enter into this Agreement and any other Finance Document to which he is a party;
(e)
is not restricted to open bank accounts with foreign banks according to the Russian Federal Law No. 79-Fz of May 7, 2013 "On Prohibition for Certain Categories of Persons to Open and Maintain Accounts (Deposits), Store Cash and Valuables in Foreign Banks Located Outside the Territory of the Russian Federation and Hold and (or) Use Foreign Financial Instruments";

(f)	is duly registered as an individual entrepreneur under registration number 304507735500042;
(g)	is not a Restricted Entity;
(h)
has obtained independent legal advice prior to entering into each Finance Document to which he is a party and is represented by a duly qualified counsel in connection with his execution of each such Finance Document;

(i)	is entering into this Agreement and any other Finance Document to which he is a party on his own will and without any duress or coercion of any person;
(j)	in respect of each Finance Document to which he is a party, is acting in his commercial capacity (activité commerciale) and not for any consumer-related purposes;
(k)	understands English and has read each Finance Document to which he is a party prior to its execution; and
(l)	has the power to own its assets and carry on its business as it is being conducted.
18.2	Binding obligations
The obligations expressed to be assumed by him in each Finance Document are, subject to any general principles of law limiting its obligations, legal, valid, binding and enforceable obligations.
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18.3	Non-conflict with other obligations
The entry into and performance by him of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)	any law or regulation or judicial or official order applicable to him; or
(b)	any agreement or instrument binding upon him or any of his assets.
18.4	Power and authority
He has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which he is a party and the transactions contemplated by those Finance Documents.
18.5	Validity and admissibility in evidence
All authorisations required or desirable:
(a)	to enable the Borrower lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which he is a party; and
(b)	to make the Finance Documents to which he is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect, save for the payment of stamp duty in respect of (b) which may be payable in Cyprus on the Finance Documents in accordance with the Stamp Duty Law 1963.
18.6	Governing law and enforcement
(a)
The choice of law stipulated in a Finance Document to which he is a party as the governing law of the relevant Finance Document will be recognised and enforced in the jurisdiction of residence of the Borrower.

(b)
Any judgment obtained in the jurisdiction stipulated in a Finance Document to which the Borrower is a party in relation to such Finance Document will be recognised and enforced in the jurisdiction of residence of the Borrower.

18.7	Immunity
The Borrower will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken by the Lender in relation to any Finance Document.
18.8	Deduction of Tax
He is not required to make any Tax Deduction from any payment he may make under any Finance Document.
18.9	No filing or stamp taxes
Under the law of the Borrower's jurisdiction of residence and the law of the Issuer's jurisdiction of incorporation it is not necessary that the Finance Documents be filed,
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recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for the stamp duty that may be payable in the Republic of Cyprus on the Finance Documents in accordance with the Stamp Duty Law 1963.
18.10	No default
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of the Loan.
(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on the Borrower or to which his assets are subject which might have a Material Adverse Effect.

18.11	No Material Adverse Effect
No Material Adverse Effect has occurred.
18.12	No misleading information
Any factual information provided by the Borrower for the purposes of the Credit Assessment and any information which has been published by the Issuer via news services, Bloomberg or on its corporate webpage was true and accurate in all material respects as at the date it was provided or published or as at the date (if any) at which it is stated.
18.13	Pari passu ranking
His payment obligations under the Finance Documents rank at least pari passu with the claims of all his other unsubordinated creditors, except for obligations mandatorily preferred by law applying to natural persons generally.
18.14	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined (taking into account the likelihood of success of those proceedings), might reasonably be expected to have a Material Adverse Effect has or have (to the best of his knowledge and belief) been started or threatened against him.
18.15	No security interests
As from the Utilisation, no Security exists over all or any of the present or future shares in the Issuer (irrespective of the class of such shares) held by the Borrower, save for Securities permitted pursuant to paragraph (b) of Clause 21.5 (Negative Pledge).
18.16	Shares in the Issuer
All shares in the Issuer (irrespective of the class of such shares) held by the Borrower are duly authorised and validly issued by the Issuer and are fully paid and non-assessable.
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18.17	Tax
(a)	The Borrower has no outstanding or unpaid obligations in respect of any Tax exceeding an amount of USD 100,000 (or its equivalent in any other currency).
(b)
The Borrower is not overdue in the filing of any Tax returns and he is not overdue in the payment of any amount in respect of Tax exceeding an amount of USD 100,000 (or its equivalent in any other currency).

(c)
No claims or investigations are being, or are reasonably likely to be, made or conducted against the Borrower with respect to Tax, exceeding an amount of USD 100,000 (or its equivalent in any other currency).

18.18	No use relating to a Restricted Entity
The Borrower does not use any proceeds from the Loan for business activities relating to a Restricted Entity.
18.19	Shares serving as Share Collateral
All Shares serving as Share Collateral have been acquired by the Borrower before 1 July 2017.
19.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
19.1	Information: miscellaneous
The Borrower shall supply to the Lender:
(a)
within six months after the date of this Agreement, a confirmation of the Issuer that no Security exists over any shares in the Issuer held by the Borrower, save for Securities permitted pursuant to paragraph (b) of Clause 21.5 (Negative Pledge);

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against him, and which might, if adversely determined (taking into account the likelihood of success of those proceedings), have a Material Adverse Effect; and

(c)	promptly, such further information regarding his financial condition as the Lender may reasonably request.
19.2	Notification of default
The Borrower shall notify the Lender of any Default and any threatening Default (and the steps, if any, being taken to remedy it, if capable of being remedied) promptly upon becoming aware of its occurrence.
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20.	COLLATERAL COVENANTS
The Borrower agrees to be bound by the covenants set out in this Clause 20. Exceptions are possible only with the prior written consent of the Lender.
20.1	Top-up
If, on any Exchange Business Day, the LTV Ratio equals or exceeds the LTV Top-up Level, the Lender may at any time thereafter, in its sole discretion, call for a top-up of Additional Collateral from the Borrower (Margin Call), whereupon the Borrower shall within 48 hours of receipt of the Margin Call from the Lender deliver Additional Collateral into an account held with and pledged in favour of the Lender under the Collateral Account Pledge Agreement or any other Security Document, such that the LTV Ratio is reduced to a level equal to or lower than the LTV Initial Level.
20.2	Occurrence of a Deleveraging Event
(a)
If a Deleveraging Event occurs, then the Lender may notify the Borrower and from and including the date of such notification, the LTV levels in respect of the Loan shall be adjusted to the following levels:

LTV Initial Level:     17.50%.
LTV Top-up Level:     20.00%.
(b)
If upon the adjustment of the LTV levels pursuant to paragraph (a) above, the LTV Ratio equals or exceeds the adjusted LTV Top-up, the Borrower shall promptly but in any event within the time period specified in Clause 20.1 (Top-up) deliver Additional Collateral pledged in favour of the Lender under the Collateral Account Pledge Agreement or any other Security Document, such that, taking into account the Additional Collateral, the LTV Ratio is equal to or less than the LTV Initial Level specified in paragraph (a) above.

20.3	Occurrence of a Change of Conversion Ratio Event
(a)
If a Change of Conversion Ratio Event occurs, then the Lender may in its absolute discretion decide to adjust the original LTV Initial Level and/or the original LTV Top-up Level in respect of the Loan as well as the LTV Initial Level and/or the LTV Top-up Level following the occurrence of a Deleveraging Event as set forth in Clause 20.2 (Occurrence of a Deleveraging Event).

(b)	Any adjustment of the LTV Initial Level and/or the LTV Top-up Level pursuant to paragraph (a) above shall take effect on the date the Lender notifies the Borrower of the relevant adjustment.
20.4	Collateral Proceeds
(a)
The Borrower shall procure that all Collateral Proceeds which are paid from time to time are promptly paid into a collateral account of the Borrower held with the Lender which is subject to a Security created by, or on behalf of, the Borrower pursuant to the terms of the Security Documents.

(b)
Provided that (i) no Early Prepayment Event has occurred, (ii) no Event of Default has occurred and is continuing, and (iii) following the release of the respective Cash Collateral Proceeds the LTV Ratio would remain below the LTV Initial Level, the

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Lender shall promptly release any and all Cash Collateral Proceeds paid to the Borrower's collateral account and transfer the relevant Cash Collateral Proceeds to such account of the Borrower as notified by the Borrower to the Lender from time to time. For the avoidance of doubt, any Collateral Proceeds other than Cash Collateral Proceeds shall not be released by the Lender and shall form part of the Collateral.
21.	GENERAL UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
21.1	Authorisations
The Borrower shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Lender of,
any authorisation required under any law or regulation of its jurisdiction of residence to enable him to perform his obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of residence of any Finance Document.
21.2	Compliance with laws
(a)	The Borrower shall comply in all respects with all laws to which he may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.
(b)	The Borrower shall comply with the Russian currency control legislation and shall provide the Russian tax authorities with quarterly reports on turnovers in respect of his accounts with foreign banks.
21.3	No use relating to a Restricted Entity
The Borrower shall not use any proceeds from the Loan for business activities relating to a Restricted Entity.
21.4	Pari Passu Ranking
The Borrower shall ensure that all his financial obligations vis-à-vis the Lender under the Finance Documents shall at all times rank at least pari passu with all other present or future unsubordinated financial indebtedness of the Borrower, except for obligations preferred by mandatory law applicable to natural persons generally.
21.5	Negative pledge
(a)	The Borrower shall not create or permit to subsist any Security over all or any of the present or future shares in the Issuer (irrespective of the class of such shares) held by the Borrower.
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(b)	Paragraph (a) above does not apply to any Security granted or to be granted under a Finance Document.
21.6	American depositary receipts conversion and cooperation of the Issuer
The Borrower shall procure that the Issuer, its board of directors and the secretary of the Issuer's board of directors at any time:
(a)
comply with their obligations in connection with the conversion of the Shares pledged under any Security Document into American depositary receipts as stipulated in the ADR Conversion Procedure Documents;

(b)	cooperate with the Lender in case of the enforcement of any Security granted or to be granted under a Finance Document; and
(c)
notwithstanding the foregoing, take all necessary acts to give effect to transfers and/or conversions of the Shares to B shares and/or to American depositary receipts as may be instructed by the Lender in the case of enforcement of the Borrower Share Pledge.

21.7	Exercise of voting rights
The Borrower shall:
(a)	refrain from taking, and refrain from permitting the Issuer to take any action that would or could reasonably be expected to jeopardise any of the Lender's rights under the Finance Documents; and
(b)	cast its vote as a shareholder against any proposal submitted to a shareholders' meeting of the Issuer to:
(i)	reduce or increase the Issuer's share capital;
(ii)	modify the denomination of the shares in the Issuer (irrespective of the class of such shares);
(iii)	amend the Issuer's articles of association; or
(iv)	resolve on a matter which would lead to a violation of or be inconsistent with any term of this Agreement or any other Finance Document, without the Lender's prior written consent which shall not be unreasonably withheld or denied.
22.	EVENTS OF DEFAULT
Each of the events or circumstances set out in Clause 22 is an Event of Default (save for Clause 22.13 (Acceleration)).
22.1	Non-payment
The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be
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payable unless its failure to pay is caused by administrative or technical error and payment is made within two Business Days of its due date.
22.2	Other obligations
The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment)).
22.3	Misrepresentation
Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
22.4	Cross default
(a)	Any financial indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.
(b)	Any financial indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any financial indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).
(d)
Any creditor of the Borrower becomes entitled to declare any financial indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 22.4 if the aggregate amount of financial indebtedness or commitment for financial indebtedness falling within paragraphs (a) to (d) above is less then USD 2,000,000 (or its equivalent in any other currency or currencies).

22.5	Insolvency
(a)	The Borrower:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	suspends making payments on any of its debts; or
(iii)
by reason of actual or anticipated financial difficulties, commences (or announces the commencement of) negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of the Borrower.
22.6	Insolvency proceedings
Any action, legal proceedings or other procedure or step is taken in relation to:
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(i)	the suspension of payments or a moratorium of any indebtedness of the Borrower;
(ii)	a composition, compromise, assignment or arrangement with any creditor of the Borrower;
(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets;
(iv)	the enforcement of any Security over any assets of the Borrower; or
(v)	the initiation of Russian Insolvency Proceedings,
or any analogous procedure or step is taken in any jurisdiction.
22.7	Death or incapacity
(a)	The Borrower dies or the legal capacity of the Borrower is limited in any respect.
(b)	Any proceedings are commenced in any jurisdiction to limit the legal capacity of the Borrower in any respect.
22.8	Creditors' process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower and is not discharged within 30 days if able of being discharged.
22.9	Unlawfulness
It is or becomes unlawful for the Borrower to perform any of his obligations under the Finance Documents.
22.10	Repudiation
The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.
22.11	Revocation of authorisations
Any law, decree, license, approval, act, conditions or things at any time required to enable the Borrower to perform its obligations under the Finance Documents is revoked or withheld or materially modified or otherwise fails to remain in full force and effect.
22.12	Material Adverse Effect
An event or circumstances or series of events or circumstances occurs which has or would in the opinion of the Lender be reasonably expected to have a Material Adverse Effect.
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22.13	Acceleration
On and at any time after the occurrence of an Event of Default the Lender may by notice to the Borrower:
(a)	cancel the Commitment whereupon it shall immediately be cancelled; and/or
(b)
declare that all or part of the Loan, together with accrued interest and any Break Costs, Make Whole Amounts, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)
declare that all or part of the Loan, together with accrued interest, Break Costs, Make Whole Amounts, and all other amounts accrued or outstanding under the Finance Documents be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and/or

(d)	to the extent any amount is declared due and payable but remains unpaid, proceed to the realisation of any security interest granted under any of the Security Documents or any other Finance Document.
23.	CHANGES TO THE PARTIES
23.1	Assignments and transfers by the Lender
(a)
The Lender (the Existing Lender) may assign its rights or transfer (by way of assumption of contract (Vertragsübernahme)) its rights and obligations to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in, or established for, the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)	An assignment or transfer does not require the consent of the Borrower.
(c)	An assignment or transfer may be conducted on such terms and conditions as agreed between the Existing Lender and the New Lender.
(d)
In the event an Existing Lender wishes to exercise its rights of assignment or transfer in accordance with this Clause 23.1 with the effect that the number of Lenders under this Agreement would be more than one, the Borrower undertakes to agree to upon first request and to enter into (i) any amendment, novation, supplement, extension, restatement or other modification to or of any Finance Document then existing and/or (ii) any additional Finance Document, in each case as required or desired to establish the necessary agency and consortium provisions in line with Swiss market standard.

23.2	Assignments and transfer by the Borrower
The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents, neither in form of a transfer of assets (Vermögensübertragung) pursuant to articles 69 et seq. Swiss Merger Law nor otherwise.
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24.	PAYMENT MECHANICS
24.1	Payments to the Lender
(a)
On each date on which the Borrower is required to make a payment under a Finance Document, he shall make the same available to the Lender for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account and with such bank as the Lender, in each case, specifies.
24.2	Partial payments
(a)
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(ii)	secondly, in or towards payment pro rata of any principal due but unpaid under this Agreement and any amount due but unpaid under Clause 14 (Other Indemnities); and
(iii)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	Paragraphs (a) above will override any appropriation made by the Borrower.
24.3	Business Days
(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
24.4	Currency of account
(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from the Borrower under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
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24.5	Currency Conversion
With respect to any calculation or valuation to be made under this Agreement, any amount or Collateral denominated in a currency other than dollars will be converted into dollars on the basis of the relevant Bloomberg page available on the date and at the time on which the relevant calculation or valuation is made.
25.	SET-OFF
(a)
The Lender may set off any obligation due from the Borrower under the Finance Documents against any obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation and even before the maturity of such obligations. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)
The Borrower waives its right to offset its obligations under the Finance Documents against any claims he may have against the Lender and/or any party acquiring rights under the Finance Documents, even if such claim by way of set-off against the Lender, or any party acquiring rights hereunder, may not be recoverable as a result of insolvency or over-indebtedness.

26.	NOTICES
(a)
All notices or other communications to be given under or in connection with this Agreement shall be in writing and (unless otherwise required by statutory law) in English and shall be delivered by hand, by registered mail (return receipt requested), by email, by an internationally recognized courier or by telefax:

if to the Lender:
Credit Suisse AG
YSS
Att.: Lajos Farkas, Malte Scheidegger
8070 Zurich
 Switzerland
Email: lajos.farkas@credit-suisse.com / malte.scheidegger@credit-suisse.com
 Fax: +41 44 333 84 45
if to the Borrower:
Mr.
Sergey Aleksandrovich Solonin
123001 Moscow
Spiridonovka 4, bld. 2

Email: s.solonin@qiwi.com
 Phone: +7 903 130 57 63
with a copy to:
Maria Schastlivtseva
123001 Moscow

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Spiridonovka 4, bld. 2

Email: m.schastlivtseva@qiwi.com
 Phone: +7 495 231 36 48
or any substitute address or fax number or email address or department or officer as a Party may communicate to the other Party in accordance with the above by giving not less than five calendar days' prior notice.
(b)
Any notice to be given hereunder shall be given prior to the expiry of a term or deadline set forth in this Agreement or by applicable law. All notices, communications, documents or other information shall be effective irrespective of whether received prior to or after the expiry of such term or deadline (provided that the notice was timely and duly given in accordance with this Agreement).

27.	CALCULATIONS AND CERTIFICATES
27.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.
27.2	Certificates and determinations
Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
27.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the relevant market differs, in accordance with that market practice.
28.	PARTIAL INVALIDITY
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
29.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
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30.	AMENDMENTS AND WAIVERS
Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on both Parties.
31.	CONFIDENTIALITY
The Borrower grants to the Lender an unconditional waiver regarding Swiss banking secrecy law. The Lender shall be authorized to hold, process and share all necessary information in connection with the implementation, execution, amendment and enforcement of any rights in relation to any of the Finance Documents, including, but not limited to, the Borrower's name, domicile and address, all terms and conditions of the Finance Documents and other data within its own offices in Switzerland and abroad, with its affiliates, as well as with any relevant third parties. This waiver also comprises data stored on electronic media. The Lender will continue to take all necessary internal security measures to protect and safeguard the confidentiality of customer data. The customer data is subject to the laws of those jurisdictions where access to the data is possible.
32.	ENTIRE AGREEMENT
(a)
This Agreement (including the Schedules hereto and the documents and instruments referred to in this Agreement that are to be delivered pursuant to this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

(b)
The General Conditions of the Lender and the Safe Custody Regulations of the Lender form an integral part of this Agreement, provided that in the event of any inconsistency with any term of this Agreement, this Agreement shall prevail.

33.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
34.	GOVERNING LAW
This Agreement is governed by the laws of Switzerland.
35.	ENFORCEMENT
35.1	Jurisdiction
The Borrower and the Lender agree that any legal action arising out of or relating to this Agreement, including actions relating to disputes on the conclusion, validity or amendment of this Agreement, may be brought exclusively in the courts of Zurich 1 (Switzerland), provided that nothing in this Agreement shall limit the right of the Lender to commence any legal action against the Borrower and/or his assets in any other jurisdiction or to serve process in any matter permitted by law, and the taking of proceedings in any jurisdiction shall not preclude the Lender from taking
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proceedings in any other jurisdiction whether concurrently or not, to the extent legally permitted.
35.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, the Borrower hereby:
(a)
irrevocably appoints ALTENBURGER LTD legal + tax, Seestrasse 39, 8700 Kuesnacht, Switzerland as its process agent (Zustellungsbevollmächtigter) (the Process Agent) in Switzerland for the service of any notice, demand, or decree, injunction, summons or judgment in connection with any Finance Document, and further undertakes herewith to appoint a successor process agent (the Successor Process Agent) in Switzerland in case of any resignation of the Process Agent without any delay, it being understood and agreed that a resignation of a Process Agent may only become effective upon the due appointment of a Successor Process Agent; and

(b)	agrees that failure by a Process Agent to notify the Borrower of the process will not invalidate the proceedings concerned.
35.3	Place of performance
Place of performance is Zurich 1 (Switzerland). The Borrower herewith elects this place of performance as its special domicile in Switzerland pursuant to article 50 paragraph 2 of the Swiss Act on Debt Collection and Bankruptcy.
This Agreement has been entered into on the date stated at the beginning of this Agreement.
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SERGEY ALEKSANDROVICH SOLONIN as Borrower

/s/ Sergey Solonin

CREDIT SUISSE AG as Original Lender

/s/ Monica Markovic		/s/ Malte Scheidegger
Name:	Monica Markovic	Name:	Malte Scheidegger
Title:	Assistant Vice President	Title:	Vice President

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SCHEDULE 1
 CONDITIONS PRECEDENT
1.	Borrower
(a)	All required internal approvals of the Lender and, if applicable, the Issuer are available.
(b)	The complete and satisfactory account opening formalities and documents are available.
(c)	Satisfactory completion by the Lender of all necessary "know your customer", anti-money laundering or similar checks under all applicable laws and regulations in relation to the Borrower.
(d)	A copy of the marriage certificate of the Borrower or, if the Borrower is not married, a confirmation that he is not married.
(e)	An original of the notarised consent of the Borrower's spouse with respect to his entry into each Finance Document to which he is a party.
(f)	Evidence that the Borrower has notified the opening of the bank accounts opened with the Lender to the Russian tax authorities.
(g)	An up to date extract from the Uniform State Register of Individual Entrepreneurs, issued not earlier than 30 days prior to the date of the Agreement.
(h)
A copy of the certificate of registration of the Borrower in the Uniform State Register of Individual Entrepreneurs or a copy of the list of record in the Uniform State Register of Individual Entrepreneurs.

(i)	Approval by the clearance officer of the Issuer to the Borrower, pursuant to the Issuer's insider trading policy, in respect of the Borrower Pledge Agreement.
2.	Issuer
(a)	Certified true copies of the memorandum and articles of association of the Issuer (in both Greek (with the Registrar of Companies stamp appearing on the same) and English language).
(b)
Certified true copies of the certificates of incorporation, registered address, authorised and issued share capital and director and secretary issued by the Registrar of Companies in relation to the Issuer.

(c)
Certified true copies of certificates of good standing and no winding up issued by the Registrar of Companies in relation to the Issuer, to be dated no earlier than 7 days prior to the signing of this Agreement.

(d)	A certified true copy of the corporate register of the Issuer.
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(e)	A copy of a resolution of the board of directors of the Issuer approving/acknowledging the terms of, and the transactions contemplated by, the Finance Documents.
(f)	An incumbency certificate from the secretary of the Issuer in a form acceptable to Cypriot counsel of the Lender.
(g)	Evidence that the annual levies prescribed by section 391 of the Cyprus Companies Law Cap. 113, have been paid by the Issuer.
3.	Finance Documents and Collateral
(a)	A copy of each Finance Document duly executed by all parties thereto.
(b)
The Initial Collateral has been pledged pursuant to the Borrower Pledge Agreement and all documents have been delivered to the Original Lender pursuant to clause 5.1.1 of the Borrower Pledge Agreement.

(c)
Evidence that the Initial Collateral pledged pursuant to the Borrower Pledge Agreement is free of any material or legal deficiencies, not subject to any lock-up agreement preventing the Borrower from pledging such collateral and/or restricting the realization of such collateral.

(d)	All security interests created or to be created under any Security Document have been validly created and perfected.
(e)	Fully executed copies of the ADR Conversion Procedure Documents signed by all parties thereto.
(f)	Pre-signed and undated forms of documents set forth in the exhibits to the ADR Conversion Procedure Documents, to the extent required from any party other than the Lender.
4.	Legal opinions
A legal opinion of the legal adviser of the Lender in the Republic of Cyprus, substantially in the form distributed to the Lender prior to signing this Agreement.
5.	Other documents and evidence
(a)
A confirmation of the Issuer that no Security exists over any shares in the Issuer (irrespective of the class of such shares) held by the Borrower, save for Securities permitted pursuant to paragraph (b) of Clause 21.5 (Negative Pledge).

(b)	Evidence that the Process Agent referred to in Clause 35.2 (Service of process) has accepted its appointment.
(c)
A copy of any other authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions

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contemplated by any Finance Document or for the validity and enforceability of any Finance Document.
(d)	Evidence that the fees, costs and expenses then due from the Borrower pursuant Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date.
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SCHEDULE 2
 UTILISATION REQUEST
From:	Sergey A. Solonin as Borrower
To:	Credit Suisse AG as Lender
Dated:	[•]
Dear Sirs,
Sergey A. Solonin – USD 20,000,000 Facility Agreement dated [•] (the "Agreement")
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow a Loan on the following terms:
Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	USD

Amount:	USD [•]

Interest Period:	3 months
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4.	The proceeds of this Loan should be credited to [account].
5.	This Utilisation Request is irrevocable.
Yours faithfully,

Sergey A. Solonin

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